EXHIBIT 6.4

DEVELOPMENT, MARKETING AND CONSULTING AGREEMENT

This Development, Marketing and Consulting Agreement (“Agreement”) is entered into on April 25, 2016, (“Effective Date”) by and between MEDX, Inc. (“MEDX”), a Nevada corporation, and M6, Ltd., a Private Limited Company based in London, United Kingdom (“M6”).

A. WHEREAS M6 has a background in web development, online marketing, mobile application development and marketing, content production, advertising, public relations, and lead generation, and is willing to provide services to MEDX based on this background.

B. WHEREAS MEDX desires to have services provided by M6 as provided herein.

NOW, THEREFORE, for the mutual consideration set forth herein, the adequacy of which is hereby acknowledged, MEDX and M6, intending to be legally bound, hereby agree as follows:

1. DESCRIPTION OF SERVICES.

a. The Services. Beginning on or around the Effective Date, M6 will Begin providing the following services (collectively, the “Services”) as outlined below. Said Service level shall have two major components:

i.	Platforms. M6's technology team will develop a suite of technology products for MEDX consisting of:

a) A custom, web-based content management system (CMS) that will serve as the host and repository of digital content assets for MEDX's publication, The Marijuana Times;

b) Two “sister” mobile applications, one for Android and another for the iOS platform;

c) Integration of all digital assets into a web-based ad server solution. Said ad server shall also integrate into mainstream RTB (real time bidding) platforms.

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ii.	Consulting. M6’s support team shall provide MEDX with unlimited consulting in the following areas: digital marketing, digital advertising sales, and mobile application development and marketing. M6 shall also assist MEDX create sales materials and train a dedicated sales force through the life of the Agreement.

iii.	Traffic Generation. M6 shall lead the traffic generation initiatives to all existing (web) and to be developed (mobile) digital media assets for MEDX through the life of the Agreement.

iv.	Implementation Strategies. M6 shall use its best efforts to implement plans and strategies that help MEDX create awareness of its products or services in the marijuana and general consumer industry.

v.	Marketing Strategy. M6 shall use its best efforts to interact with the MEDX management weekly to determine the most appropriate marketing strategy.

vi.	Branding. M6 shall use its best efforts to work with the MEDX management team to develop and review branding and positioning of MEDX’s marketing materials to insure that said material have a positive impact on the target market.

vii.	Continuing Maintenance & Training. M6 shall use its best efforts to maintain Platforms created by M6 for MEDX and to work with MEDX to train their personnel as necessary related to the Services provided under this Agreement.

b. Reporting. M6 shall work together with MEDX management to generate and deliver detailed campaign activity reports for both M6 and MEDX on an as needed basis and set up a dedicated account with third party Localytics and/or other leading third party analytics providers. Said services will and could carry an additional cost, with each provider having his own fee schedule, these fees will be deducted from revenues prior to revenue share as mention in section “C” below. All Platforms will be owned by MEDX and will be jointly controlled by both parties during the term of the Agreement.

c. Disclosure Materials Approval. M6 agrees that any and all service related disclosure materials, documents or other information used to provide the Services (collectively the “Disclosure Materials”) will be prepared solely from materials publicly available and will be subject to the prior review and reasonable approval of MEDX. M6 shall submit a final draft of any service related Disclosure Materials to the attention of MEDX’s management team as soon as practicable prior to the anticipated date of distribution of such service related Disclosure Materials. MEDX will use reasonable efforts to notify M6 of its acceptance or rejection of each service related Disclosure Material, provided, however that if MEDX does not contact M6 within seven (7) days prior to the proposed date of distribution of the service related Disclosure Materials, such service related Disclosure Materials will be deemed rejected and may not be used, published or disseminated by M6 in any way.

2. PERFORMANCE OF SERVICES.

(a) Manner of Services. The manner in which the Services are to be performed and the specific hours to be worked by M6 shall be determined by M6. MEDX will rely on M6 to work as many hours as may be reasonably necessary to fulfill M6’s obligations under this Agreement. M6 agrees that it will use its best efforts to perform the Services using personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with commercially reasonable industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement.

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(b) Time of the Essence. M6 acknowledges that time is of the essence with respect to M6’s obligations hereunder and that prompt and timely performance of all such obligations in accordance with all timetables, milestone schedules and other requirements schedules and deadlines in this Agreement is strictly required.

a. Upon completion of the project, MEDX will own 100% of the Platform defined in Section 1(a)(i) above and will exclusively control the system with the oversight of M6 for the term of the Agreement. Within sixty (60) days of Agreement end both parties will discuss extension of Agreement and if no agreement is reached Agreement is terminated.

3. PAYMENT. Subject to satisfactory performance of M6 of the Services, duties and obligations contained within this Agreement, MEDX will remit a fee to M6 for the Services described as follows:

a. Cash Compensation. MEDX shall deliver M6 a cash compensation in the amount of $150,000 associated with the delivery of the Services described hereinafter, as follows:

-	$37,500 upon signature of this Agreement;

-	$37,500 on or before May 1, 2016 upon delivery Content Management System (CMS)

-	$37,500 on or before June 1, 2016 upon delivery of Application Programming Interface (API);

-	$37,500 on or before July 1, 2016 upon delivery of a fully functional Platforms

This price covers all work of whatever nature contemplated in this Agreement.

b. Equity Compensation. A cashless Stock Option Grant of 500,000 shares of Common Stock of MEDX (the “Shares”) will be granted as compensation for the day-to-day management of the campaign and other services described under paragraph 1. Said fee shall cover the initial four-month contractual period and said shares shall be granted upon completion of the Platforms. Vesting of shares shall be 25% annually (125,000 shares) over four (4) years on the yearly anniversary of the functional Platform delivery.

c. Revenue Share. M6 shall be entitled to a 40% revenue share on Net Advertising Receipts from all digital marketing sales, whether they originate on the web (MarijuanaTimes.org) or via mobile web or mobile applications. “”Net Advertising Receipts” shall be defined as gross advertising receipts from all advertising sources related to marijuanatimes.org derived from the Platforms and CMS minus: traffic acquisition costs (TAC), sales commissions, hosting and bandwidth fees, software subscription fees directly related to the delivery of the digital advertising products, editorial/ content production fees and other ancillary fees incurred during the delivery and provisioning of the digital advertising assets. After build out is complete and revenue begins, M6 will be entitled 40% of the Net Advertising Receipts for an initial term of four (4) years. After the four (4) year term, M6 will then be entitled to 25% of the Net Advertising Receipts for the term of all Platforms developed by M6 are being used and implemented by MEDX and M6 continues to maintain all said Platforms.

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d. Expenses. The prices set forth above are inclusive of expenses. Except as expressly agreed otherwise in writing by MEDX, M6 shall bear all of its own expenses arising from its performance of its obligations under this Agreement, including (without limitation) expenses for facilities, work spaces, utilities, management, clerical and reproduction services, supplies, and the like. MEDX shall have no obligation to provide office space, work facilities, equipment, clerical services, programming services, or the like.

4. MEDX SUPPORT. At the request of M6, MEDX will make reasonable efforts to facilitate M6 to perform the Services duties as described in Section 1 and 2.

5. NEW PROJECT APPROVAL. M6 and MEDX recognize that M6’s Services will include working on various new projects for MEDX other than the Services and Platforms described herein.. M6 shall obtain the approval of MEDX prior to the commencement of any new project and the parties will negotiate in good faith for any additional compensations for work that falls outside the scope of this Agreement.

6. TERM/TERMINATION. This Agreement shall be valid for an initial term of eight (8) years from the Effective Date and can be extended upon mutual agreement of the parties as provided in this Section below.

TerminationFor Cause. Either party may terminate this Agreement, effective on written notice to the other party, if the other party materially breaches this Agreement, and such breach: (i) is incapable of cure; or (ii) being capable of cure, remains uncured ten (10) days after the non-breaching party provides the breaching party with written notice of such breach.

Bankruptcy/Insolvency. Either party may terminate this Agreement, effective upon written notice to the other party, if the other party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Effect of Expiration or Termination. Upon any expiration or termination of this Agreement:

a) Except as otherwise provided herein, any licenses granted to M6 in MEDX property or rights will also expire or terminate, and M6 shall promptly return all MEDX materials in its possession to MEDX. M6 shall return to MEDX all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on MEDX's Confidential Information; and permanently erase MEDX's Confidential Information from its computer systems.

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b) If MEDX terminates this Agreement for cause before the Platforms and CMS are completed and delivered, MEDX will be relieved of any obligation to pay any additional Fees hereunder, and M6 shall promptly refund to MEDX all Fees previously paid. In such event, MEDX will not retain any rights in or to the M6 work product IP(other than MEDX materials).

c) Except for termination for cause or bankruptcy/insolvency before the Platforms and CMS are completed, if this Agreement terminates MEDX will remain obligated to pay Fees for all Services and Deliverables received before the effective date of such termination.

d) Except for termination before the Platforms or CMS are completed, no expiration or termination of this Agreement will affect MEDX's rights in any of the Work Product.

e) All ongoing maintenance or product support of any nature whatsoever including training materials and instructions manuals provided by M6 will cease upon termination.

f) Extension. The initial Term of this Agreement can be extended based on mutual written agreement executed by both parties prior to the expiration of the initial term of this Agreement. Compensation arrangement will terminate at the end of the Agreement if within sixty (60) days of Agreement end date if renewal terms cannot be reached.

7. REPRESENTATIONS AND WARRANTIES OF M6. M6 hereby represents and warrants to MEDX as follows:

a. Authorization. This Agreement, when executed and delivered by M6, will constitute a valid and legally binding obligation of M6, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights.

b. Organization of M6. M6 is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom.

c. No Conflict. M6 represents and warrants that it is under no obligation or restriction that would in any way interfere or conflict with the work to be performed by M6 under this Agreement. M6 is not currently working on one or more similar projects for other clients in the same sector as MEDX and will not so long as this agreement is in effect.

d. Accredited Investor. M6 is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

e. Experience. M6 has substantial experience in evaluating and investing in non-public transactions of securities in companies similar to MEDX so that it is capable of evaluating the merits and risks of its investment in MEDX and has the capacity to protect its own interests.

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f. Investment. M6 is acquiring the Shares for investment for M6’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any “distribution” thereof for purposes of the Act. M6 understands that the Shares have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such M6’s representations as expressed herein.

g. Rule 144. M6 acknowledges that the Shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. M6 is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a non-public transaction subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about MEDX, the resale occurring not less than six months after full consideration for the securities has been paid or given, the sale being effected through a “broker transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

h. Access to Data. M6 has had access to the most recent annual report on Form 10-K filed by MEDX with the SEC, and each interim report filed thereafter with the SEC, has had an opportunity to discuss MEDX’s business, management and financial affairs with MEDX’s management, and has also had an opportunity to ask questions of MEDX’s officers, which questions were answered to its satisfaction.

i. Statutory Disqualification. Neither M6 nor any of its officers, directors, controlling persons, employees, representatives, agents, affiliates, or any other person providing Services to MEDX for or on behalf of M6 hereunder is or shall be during the term of this Agreement subject to statutory disqualification as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 506(d) under the Act.

j. Legends. M6 understands that each share certificate evidencing the Shares issued hereunder shall be endorsed with substantially the following legends:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACTS HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAS BEEN ESTABLISHED, OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

k. Observance of Laws. M6 has satisfied as to the full observance of the laws of its jurisdiction of formation in connection with acceptance of the Shares as compensation for the Services, including: (I) the legal requirements within its jurisdiction for the acquisition of the Shares in compliance with all relevant laws and regulations, (ii) any foreign exchange restrictions applicable to such transaction, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. M6’s acquisition of the Shares, and its continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of M6’s jurisdiction.

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l. Anti-Terrorism. M6 certifies that neither it nor any of its officers, directors, or affiliates is identified as a specially designated national or blocked person, or as affiliated with any such person, entity or organization on any list maintained by governmental authorities relating to anti-terrorism or anti-money laundering, including but not limited to lists maintained by the United States Treasury Department’s Office of Foreign Asset Control.

m. Rights/Ownership. M6 represents and warrants to MEDX that to M6 knowledge, M6 owns or has all rights, permission and interests necessary to perform the Services, including, without limitation, the right to use and utilize the technology and intellectual property necessary to provide the Services; to M6 knowledge, the performance of the Services by M6 in accordance with this Agreement shall not infringe upon or otherwise violate any third party's valid patent, copyright or other intellectual property right; during the term of an agreement, the Services provided by M6 shall be provided in accordance with applicable local law; and by qualified personnel.

8. REPRESENTATIONS AND WARRANTIES OF MEDX. MEDX hereby represents and warrants to M6 as follows:

a. Authorization. This Agreement, when executed and delivered by MEDX, will constitute a valid and legally binding obligation of MEDX, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights.

b. Issuance of the Shares under Stock Option Grant. The Shares have been duly authorized and, when granted in accordance with this Agreement, will vest 20% at time of grant with the remainder of the grant vesting 20% annually on the anniversary of the grant over a four (4) year period. Upon exercise of the shares under the grant, the shares will be duly and validly issued, free and clear of all of all liens, encumbrances, interests and restrictions, except for restrictions on transfer imposed by applicable securities laws.

c. MEDX herby undertakes upon termination not to infringe upon M6 intellectual property including communicating, transmitting, uploading or posting material that is protected by copyright, trade mark or trade secret, or which infringes upon the intellectual property rights of any other party.

d. MEDX warrants that it shall not, and shall prevent others from copying, translating, modifying, creating derivative works, reverse engineering, decompiling, encumbering or otherwise using any M6 intellectual property except as specifically anticipated by this Agreement.

e. MEDX acknowledges and agrees that, except for the limited rights to use granted under this Agreement, all rights, title and interest in and to any new or pre-existing M6 systems, websites, materials, designs, models, methodology, information, documentation, technology, know-how, patents, copyrights, trade secrets and other intellectual and industrial property, including any modifications or derivative works thereof, shall be and remain vested in M6 and its affiliates and subsidiaries, as appropriate.

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9. OWNERSHIP OF WORK PRODUCT. Except as set forth below, all Platforms, CMS and all other deliverables and content provided by M6 under this Agreement shall be exclusively owned by MEDX and shall be considered works made for hire by M6 for MEDX. MEDX shall exclusively own all United States and international copyrights and all other Intellectual Property Rights in the all Platforms, CMS and all other deliverables and content provided by M6 under this Agreement. "Intellectual Property Rights" means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

(a) To the extent any M6 work product does not qualify as work made for hire: M6 shall, and hereby does, immediately on its creation, assign, transfer and otherwise convey to MEDX, irrevocably and in perpetuity, throughout the universe, all right, title and interest in and to all Platforms, CMS and content created for MEDX, including all intellectual property rights therein.

(b) Pre-Existing Materials. M6 and its licensors are, and will remain, the sole and exclusive owners of all right, title and interest in and to the Pre-Existing Materials, including all Intellectual Property Rights therein. "Pre-Existing Materials" means all Content and any other information in any form or media, including documents, data, know-how, ideas, specifications and software code, in which M6 owns all Intellectual Property Rights and that were developed or otherwise acquired by M6 prior to the Effective Date.

10. NO INFRINGMENT/INDEMNIFICATION. In performing services under this Agreement, M6 agrees not to design, develop, or provide to MEDX any items that infringe one or more patents, copyrights, trademarks, or other intellectual property rights (including trade secrets), privacy or other rights of any person or entity. If M6 becomes aware of any such possible infringement in the course of performing any work hereunder, M6 shall immediately so notify MEDX in writing. M6 agrees to indemnify, defend, and hold MEDX, its officers, directors, members, employees, representatives, agents, and the like harmless for any such alleged or actual infringement and for any liability, debt, or other obligation arising out of or as a result of or relating to (a) the Agreement, (b) the performance of the Agreement, or (c) the Platforms, CMS and all deliverables and content. This indemnification shall include attorneys’ fees and expenses, unless M6 defends against the allegations using counsel reasonably acceptable to MEDX.

11. COVENANT NOT TO COMPETE. In recognition of the promises and covenants set forth in this Agreement and considering that this Agreement is a condition to the development of the Platform and CMS and the advertising revenue derived therefrom and that both parties will derive substantial benefits, M6 agrees that without prior express written approval of both parties, for the Term of this Agreement, they shall not and shall cause their employees, officers and shareholders not to, directly or indirectly:

(a) engage in, or be employed by, hold any interest in, or provide advice, act as a consultant or render any services to, any person, corporation, partnership or other business entity which is currently engaged in or currently has plans to engage in (including without limitation any promotional or marketing activities) the cannabis/marijuana business or which are directly competitive with MEDX or;

(b) solicit to provide Services provided to MEDX with any person, corporation, partnership or other business entity which is, at the time of such solicitation, currently engaged in or currently has plans to engage in (including without limitation, any promotional or marketing activities), the cannabis/marijuana business or which are directly competitive with MEDX.

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12. M6 NOT A BROKER-DEALER/ PROHIBITION FROM PARTICIPATION IN THE SALE OF SECURITIES. MEDX acknowledges that M6 is not licensed as a broker-dealer under applicable federal and state securities laws. Consequently, none of the Services hereunder are intended to be those of a broker-dealer. Pursuant to Rule 3a4-1 of the Exchange Act, M6 agrees not to perform, and MEDX expressly prohibits M6 from performing the following services: (a) making any sales of MEDX securities; (b) discussing the price of any MEDX securities; (c) delivering any offering materials for MEDX securities; (d) discussing the terms, rights or characteristics of any MEDX securities; and (e) discussing any investment in the business or securities of WMTC, except to direct any inquiries regarding the foregoing to authorized representatives of MEDX. M6 hereby represents and warrants to MEDX that M6 is not an associated person of a broker or dealer as defined in Rule 3a4-1 of the Exchange Act. At no time shall M6 provide services which would require M6 to be registered or licensed with any federal or state regulatory body or self-regulating agency.

13. CONFIDENTIAL INFORMATION. M6 recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of MEDX, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of MEDX or which are sufficiently secret to derive economic value from not being disclosed (hereinafter “Confidential Information”) may be made available or otherwise come into the possession of M6 by reason of this engagement with MEDX. Accordingly, M6 agrees that neither it nor any agent, employee, or representative will (either during or after the term of this Agreement) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to its or their personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of MEDX. The parties hereto agree that the provisions of this Section shall not apply with respect to any information that M6 can document (i) is or becomes (through no improper action or inaction by M6 or any affiliate, agent, consultant or employee) generally available to the public, or (ii) was in its possession or known by it without any limitation on use or disclosure prior to the Effective Date. M6 shall, upon termination of this engagement, return to MEDX, and shall cause his agents, employees, and representatives to return to MEDX, all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this paragraph, M6’s obligations under this Agreement shall not, after termination of M6’s engagement with MEDX, apply to information which has become generally available to the public without any action or omission of M6 (except that any Confidential Information which is disclosed to any third party by an employee or representative of MEDX who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this provision).

14. TRADING PRACTICES. So long as M6 is in possession of any material non-public information of MEDX, M6 shall not, directly or indirectly engage in the purchase or sale the common stock of MEDX. During the Term of this Agreement or at any time in the future, M6 shall not, directly or indirectly, engage in any short selling activities of the common stock of MEDX.

15. INDEPENDENT CONTRACTOR. M6 agrees that in performing this Agreement, it is acting as an independent contractor and not as an employee, representative, or agent of MEDX and shall provide all facilities and equipment necessary to fulfill its obligations hereunder. As an independent contractor, M6 shall make no representation as an agent or employee of MEDX, shall have no authority to bind MEDX or incur other obligations on behalf of MEDX, and shall not be eligible for any benefits which MEDX may provide to its employees. Likewise, MEDX shall have no authority to bind or incur obligations on behalf of M6. All persons hired or retained by M6 to perform this Agreement, including, but not limited to, its employees, representatives, all not be construed as employees or agents of MEDX in any respect. M6 shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with M6’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs. M6 shall abide by all laws, rules, and regulations pertaining to the Services to be provided hereunder.

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16. PUBLIC ANNOUNCEMENTS. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party's trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed).

17. EMPLOYEES. M6’s employees, if any, who perform services for MEDX under this Agreement shall also be bound by the provisions of this Agreement.

18. MISCELLANEOUS.

a. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) upon delivery by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party in accordance with this section.

If to MEDX at:	MEDX. Inc.
c/o Matthew Mills
8236 Remmet Ave
Canoga Park, CA 91304
Email Address: matt@medx-rx.com

If to M6 at:	M6, Ltd.
153 Coleherne Court
London, SW5 0DY
Attention: Dom Einhorn
Email Address: dom@born2invest.com

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a. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

b. Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

c. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited

d. Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

e. Applicable Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of California (without giving effect to any choice or conflict of law provisions).

f. Arbitration. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at Los Angeles County, California unless otherwise mutually agreed upon by the parties. All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served. The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement. The arbitrators shall award, as determined by the arbitrators, all of its costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

g. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement. To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel.

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h. Exhibits. Each of the exhibits referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

i. Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

j. Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

k. Successors and Assigns. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns

l. Assignability & Binding Effect. Except as expressly set forth within this Agreement, neither party may transfer or assign, directly or indirectly, this Agreement or its rights and obligations hereunder without the express written permission of the other party; provided, however, that both parties shall have the right to assign or otherwise transfer this Agreement to any parent, subsidiary, affiliated entity or pursuant to any merger, consolidation or reorganization, provided that all such assignees and transferees agree in writing to be bound by the terms of this Agreement prior to such assignment or transfer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

a. Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

b. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile or electronically.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MEDX, Inc.

By:
Matthew Mills, President and COO

M6, Ltd.

By:
Dom Einhorn, Founder and CEO.

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